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                                                                 EXHIBIT 10.5(a)

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         This Amended and Restated Employment Agreement (this "Agreement") is made and entered into as of June 1, 1997 by and between AAMES FINANCIAL CORPORATION, a Delaware corporation (the "Company"), and JOSEPH MAGNUS, an individual ("Executive").

                              W I T N E S S E T H:

         WHEREAS, effective as of January 15, 1997, Executive and the Company entered into an Employment Agreement (the "Original Agreement") to provide for the terms and conditions of Executive's employment as Senior Vice President -- Strategic Planning of the Company; and

         WHEREAS, Executive and the Company desire to amend and restate the Original Agreement for the primary purpose of reflecting Executive's position as Executive Vice President -- Chief Credit Officer and revised executive performance provisions.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as set forth below.

         1. EMPLOYMENT AND DUTIES. The Company hereby employs Executive to serve as the Executive Vice President -- Chief Credit Officer of the Company, with the powers and duties customarily accorded to such position, and such other duties consistent therewith as may be assigned to Executive from time to time by the Chief Executive Officer (the "CEO") of the Company.

         2. TERM. The initial term of this Agreement shall begin as of January 15, 1997. The initial term shall expire on January 15, 2000, unless terminated earlier as set forth in Section 6 hereof or by mutual agreement of the parties hereto (the "Initial Term"). At the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall automatically be extended for an additional year (the "Extension Term") unless either party shall have given written notice to the other party at least ninety days prior to the end of the Initial Term or the Extension Term, as the case may be, that it does not desire to extend the term of this Agreement.

         3.       COMPENSATION

                  (a) Base Salary. During the term of this Agreement, Executive shall be paid a base salary (the "Base Salary"), payable in accordance with the Company's normal payroll practices. During the first year of the term of this Agreement, Executive's Base Salary shall be $160,000. The annual Base Salary payable to Executive shall be reviewed on an annual


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basis, provided, however, that Executive's Base Salary shall not be reduced below $160,000 per annum during the term of this Agreement.

                  (b) Performance Bonus. Executive shall be entitled to participate in the Company's performance bonus plan for executive officers. Under such plan, (i) from the effective date of the Original Agreement through and including the quarter ended March 31, 1997, Executive was paid on a quarterly basis a performance bonus measured by return on average equity during the relevant period; and (ii) for the quarters ended June 30 and September 30, 1997 and for each quarter thereafter until the compensation committee of the Board of Directors adopts a new performance bonus plan for executive officers, Executive shall be paid a quarterly bonus of $60,000. Amounts so paid and to be paid shall be referred to as the "Performance Bonus." Upon adoption of a new performance bonus plan, Executive shall be paid a quarterly bonus under the provisions of such plan.

                  (c) Stock Bonus. At the first compensation committee meeting (the "Committee Meeting") after the commencement of the Initial Term, the Company shall grant Executive options to purchase 25,000 shares of the Company's Common Stock (the "Options"). Of such Options, 5,000 shall vest immediately upon grant and 5,000 shall vest on each anniversary of the commencement of the Initial Term. The Options will be exercisable at an exercise price equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the day prior to the Committee Meeting. The Options shall be issued under the Company's stock incentive plans maintained for its executives and shall contain standard anti-dilution mechanisms to adjust for stock dividends, stock splits, reverse stock splits, recapitalizations, consolidations and mergers as are provided for therein and shall provide for acceleration of vesting upon the merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization.

         4. Other Executive Benefits. During the term of this Agreement, the Company shall provide to the Executive benefits commensurate with his position, including each of the following benefits:

                  (a) Group Medical and Life Insurance Benefits. The Company shall provide for Executive, at the Company's expense, participation in medical, dental, accident, health, life and disability insurance benefits equivalent to the normal customary benefits currently or from time to time provided by the Company. Said coverage shall be in existence or shall take effect as of the commencement of the Initial Term, subject to applicable waiting periods.

                  (b) Vacation. Executive shall be entitled to 15 days of paid vacation during the first year of this Agreement and 20 days of paid vacation during each subsequent year of the term of this Agreement. In each case, such entitlement shall accrue pro rata over the contract year and shall be taken at such time or times as shall not unreasonably interfere with the operations of the Company.
                  (c) Business Expenses. The Company will pay or reimburse Executive for any out-of-pocket expenses incurred by Executive in the course of providing services hereunder, which comply with the Company's travel and expense policies in effect generally


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from time to time for other officers of the Company. Such reimbursement shall be made by the Company in the same manner and within the same time period as applicable to the other executive officers of the Company.

                  (d) Benefit Plans. Executive shall be entitled to participate in any pension, profit-sharing, stock option, stock purchase or other benefit plan of the Company now existing or hereafter adopted for the benefit of employees generally.

                  (e) Relocation. Executive shall be entitled to the following relocation benefits in connection with his move from the New York City Metropolitan area to the Los Angeles Metropolitan area:

                           (i) reimbursement of actual costs for moving and
packing of clothing and household effects upon the presentation of detailed documentation substantiating such costs;

                           (ii) temporary living expenses, lodging and meals for
a period of 90 days from the commencement of Initial Term, in an amount not to exceed $2,500 per month; and

                           (iii) reimbursement for either (x) six (6) night's
lodging, and reasonable gasoline costs associated with traveling from the New York City Metropolitan area to the Los Angeles Metropolitan area by car; or (y) four airfares plus shipping of dog from the New York Metropolitan area to the Los Angeles Metropolitan area.

         5.       CONFIDENTIAL INFORMATION.

                  (a) Non-Disclosure. Executive hereby agrees, during the term of this Agreement, he will not disclose to any person or otherwise use or exploit any proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding the Company, its business, properties, customers or affairs (collectively, "Confidential Information") obtained by him at any time during the term, except to the extent required by Executive's performance of assigned duties for the Company. Notwithstanding anything herein to the contrary, the term "Confidential Information" shall not include information which is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement, is or becomes available to Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by Executive to be furnishing such information in violation of a confidentiality agreement with or other obligation of secrecy to the Company, has been made available, or is made available, on an unrestricted basis to a third party by the Company, by an individual authorized to do so or is known by Executive prior to its disclosure to Executive. Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to


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comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Executive, or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Executive.

                  (b) Injunctive Relief. Executive agrees that the remedy at law for any breach by him of the covenants and agreements set forth in this Section may be inadequate and that in the event of any such breach, the Company may, in addition to the other remedies that may be available to it at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

         6.       Termination.

                  (a) Termination by Company for "Cause" or Voluntarily by Executive. The Company may terminate this Agreement for "Cause" effective immediately upon written notice thereof to Executive. For purposes of this Agreement, "Cause" shall mean and be limited to the following events: an act of fraud, embezzlement, gross dishonesty or similar conduct by Executive involving the Company; any action by Executive involving the arrest of Executive, for violation of any criminal statute consisting of a felony if the Board reasonably determines that the continuation of Executive's employment after such event would have an adverse impact on the operations or reputation of the Company in the financial community; or continued insubordination or a refusal by Executive to perform his duties hereunder in a manner deemed to be reasonably satisfactory to the CEO; provided, however, that this Agreement may not be terminated under this subclause unless Executive shall have first received written notice from the CEO advising Executive of the specific acts or omissions alleged to constitute a refusal to perform and such refusal to perform continues after Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice.

                  In the event of termination for "Cause," voluntarily or by Executive other than as permitted in Sections 6(b)(i), 6(b)(ii) and 6(c), (x) Executive shall be entitled to receive that portion of the Base Salary and all benefits accrued through the date of termination and (y) all Options that have become exercisable as of the date of termination shall become and shall remain so for a period of 30 days.




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                  (b)      Termination by Company Other Than For "Cause".

                        (i) Death. Provided that notice of termination has not been previously given under any Section hereof, if Executive shall die during the term of this Agreement, this Agreement and all of the Company's obligations hereunder shall terminate, except that Executive's estate or designated beneficiaries shall be entitled to receive (A) all earned and unpaid Base Salary through the date of termination; (B) a pro-rated portion of the Performance Bonus, if any, earned and paid for the year preceding the death of Executive; and (C) all other benefits, if any, that may be due to Executive or Executive's estate or general provisions of any benefit plan, stock incentive plan or other plan in which Executive is then a participant. In addition, of the Options which are scheduled to vest on the next anniversary of the commencement of the Initial Term, a percentage of such number of Options shall vest at the date of death determined by dividing the number of days which have elapsed since the last such anniversary by the number 365 and multiplying the result by 5. Further, all Options that have become exercisable as of the date of death (including those which do so as a result of the provisions of the preceding sentence) shall remain so for a period of 90 days.

                       (ii) Disability. If the Executive shall become disabled or incapacitated to the extent that in the reasonable judgment of the Board he is unable to perform the duties of Executive Vice President -- Chief Credit Officer, he shall be entitled to receive disability benefits of the type generally provided for other executive employees of the Company. In such event, the rights of the Executive to receive the salary provided in Section 3 of this Agreement shall be suspended until the Executive is able to fully perform his duties.

                      (iii)   Without Cause.  Subject to the provisions of
Section 6(c) hereof, this Agreement may be terminated at any time upon sixty
(60) days' written notice of termination by Company or Executive. In the event Company elects to terminate this Agreement during the term of this Agreement, Executive shall be entitled to the Base Salary earned by Executive prior to the date of termination computed pro rata up to and including that date plus additional compensation equal to the then current Base Salary for six (6) months or, if less, the months remaining in the term, less required withholding and payroll taxes. All payments shall be paid in equal installments over a six- (6) month or shorter period, as appropriate for the amount of the additional compensation, in conformity with Company's normal payroll period. In the event of termination of this Agreement by Company pursuant to this Section 6(b)(iii), Executive shall be required to endeavor to reduce the amount of any payments based on Executive's then current Base Salary provided for in this Section 6(b)(iii) by seeking other employment; provided, however, Executive will not be required to accept employment that is not of comparable position (but not title) or in a location which is greater than 50 miles from Executive's residence at the time of such termination. The amount of any payment based on Executive's then current Base Salary provided for in this Section 6(b)(iii) shall be decreased by any salary or consulting fees earned by Executive as the result of such employment by another employer after the date of Executive's termination of employment at the Company.



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                  (c)      Change in Control.

                              (i) Following a Change in Control, this Agreement
shall continue to be binding upon the Company and Executive shall be entitled to the payments provided for in this Section 6 in the event of termination resulting from death, disability, cause, or without cause, all as provided for in Sections 6(a) and 6(b).

                              (ii) If a Change in Control of the Company shall
have occurred while the Executive is still an employee of the Company, or the Board adopts a resolution to the effect that a potential Change in Control for purposes of this Agreement has occurred, then the Executive shall be entitled to receive the Separation Package upon the termination of the Executive's employment by the Company or the Executive ("Severance Termination"), unless such termination is as a result of: (i) the Executive's death; (ii) the Executive's disability (as defined in Section 6(b)(ii)) (iii) the Executive's termination by the Company for Cause (as defined in Section 6(a)); or (iv) the Executive's decision to terminate employment other than for Good Reason (as defined in Section 6(d) below). As used herein, the "Separation Package" shall consist of two years' Base Salary (at the annual rate in effect at the date of the Severance Termination) plus an amount equal to the Performance Bonus actually paid to Executive with respect to the eight fiscal quarters preceding the date of the Severance Termination (or if Executive has been employed for less than two years, the amount of Performance Bonus paid to Executive for the entire period of employment multiplied by a fraction, the numerator of which is the number eight and the denominator of which is the actual number of fiscal quarters for which Executive was employed by the Company). In addition, all of the Options granted over the term shall become immediately exercisable as of the date of such termination and shall remain so for a period of 12 months thereafter. The option provided for in this Section 6(c)(ii) shall be applicable with respect to each Change in Control notwithstanding Executive's failure to exercise such option with respect to any prior Change in Control.

                  (d) Good Reason. The Executive may terminate his employment by the Company for Good Reason at any time following a Change in Control during the term of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any of the following:

                           (i) the assignment to the Executive of any duties
materially inconsistent with, or any substantial diminution of, the Executive's positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a significant adverse alteration in the nature of the Executive's reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, disability, or as a result of the Executive's death or by the Executive other than for Good Reason;

                           (ii) a reduction by the Company in the Executive's
base salary in effect immediately prior to a Change in Control;


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                           (iii) failure by the Company to continue in effect
(without substitution of a substantially equivalent plan) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which the Executive is participating at the time of a Change in Control, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans;

                           (iv) any material breach by the Company of any
provision of this Agreement;

                           (v) following a Change in Control, the Executive is
excluded (without substitution of a substantially equivalent plan) from participation in any incentive, compensation, stock option, health, dental, insurance, pension or other benefit plan generally made available to persons at Executive's level of responsibility in the Company; or

                           (vi) without the Executive's express written consent,
the requirement by the Company that the Executive's principal place of employment be relocated more than twenty-five (25) miles from his place of employment prior to the Change in Control, or travel on the Company's business to an extent materially greater than the Executive's customary business travel obligations.

                  (e) Payment of Termination Amounts. Unless otherwise specifically provided herein, Executive may elect to have all amounts to be paid to Executive pursuant to this Section 6 payable (i) over the remaining term of this Agreement or for such shorter period as expressly provided for herein, as applicable, or (ii) in a lump sum within 30 days following termination. In the event Executive elects to be paid pursuant to clause (i), Executive agrees promptly to notify the Company in writing of Executive's acceptance of full-time employment; within 15 days after receipt of such notice, the Company shall pay Executive in a lump sum any amounts which remain otherwise due to Executive hereunder.

                  (f) Stock and Similar Rights. Except with regard to the vesting and exercise dates of Options as set forth in this Section 6, Executive's rights under any other agreement or plan under which stock options, restricted stock or similar awards are granted shall be determined in accordance with the terms and provisions of such plans or agreements.

         7. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events which occur after the date hereof.

                  (a) The acquisition of any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that neither of the following acquisitions shall constitute a Change of Control; any acquisition by the Company or any acquisition by any employee benefit plan (or


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related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

                  (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the stockholders of the Company, shall be approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                  (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless in such reorganization, merger or consolidation more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation, which may be the Company (the "Resulting Corporation") entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their respective ownership of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation; no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, the Resulting Corporation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly 20% or more of the combined voting power of the Resulting Corporation Voting Securities; and at least a majority of the members of the Board shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                  (d) Approval by the stockholders of the Company of (x) a complete liquidation or dissolution of the Company or (y) sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation (the "Buyer") with respect to which following such sale or other disposition, more than 60% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by all or substantially all of the persons who were beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownership of Outstanding Voting Securities, immediately prior to such sale or other disposition; no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 20% or more of the combined voting power or, Buyer Voting Securities; and (z) at least a majority of the members of the board of directors of Buyer shall have been members of the Incumbent


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Board at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition or assets of the Company.

         8.       GENERAL PROVISIONS.

                  (a) Notices. All notices, requirements, requests, demands, claims or other communications hereunder shall be in writing. Any notice, requirement, request, demand, claim or other communication hereunder shall be deemed duly given if personally delivered, when so delivered, if mailed, two (2) business days after having been sent registered or certified mail, return-receipt requested, postage-prepaid, and addressed to the intended recipient as set forth below, if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, and the appropriate telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provision of clause (ii) above or if sent through an overnight delivery service under circumstances by which service guarantees next day delivery, the date following the date so sent:

         If to the Company to:

                  AAMES FINANCIAL CORPORATION
                  350 South Grand Avenue, 52nd Floor
                  Los Angeles, California  90071
                  Attn:  Executive Vice President -- Human Resources

         If to Executive:

                  Mr. Joseph Magnus
                  2695 La Cuesta Drive
                  Los Angeles, California  90046

Any changes to the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                  (b) Assignment. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable, nor may the services to be performed hereunder be assigned by the Company or to any person, firm or corporation; provided, however, that this Agreement and the benefits hereunder may be assigned by the Company to any corporation into which the Company may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such corporation. The Company may delegate any of its obligations hereunder to any subsidiary of the Company, provided that such delegation shall not relieve the Company of any of its obligations hereunder. Executive may not assign its rights hereunder or delegate his duties to any Person.


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                  (c) Complete Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all previous written or oral negotiations, commitments, understandings, agreements and any other writings or communications in respect of such subject matter.

                  (d) Amendments. This Agreement may be modified, amended, superseded or terminated only by a writing duly signed by both parties.

                  (e) Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction, or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  (f) No Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (g) Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, successors and legal representatives.

                  (h) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

                  (i) Governing Law. This Agreement has been negotiated and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

                  (j) Arbitration. The parties hereby expressly agree that any controversy or claim relating to this Agreement, including the construction, enforcement or application of the terms hereof, shall be submitted to arbitration in Los Angeles, California by the American Arbitration Association in accordance with Commercial Arbitration Rules of such association. The arbitrator shall be a retired judge of the Los Angeles Superior Court or other party acceptable to the parties and the rules of evidence shall apply. The costs of the arbitrator shall be borne equally. Each party shall be responsible for its own attorneys' fees and costs. However, the arbitrator shall have the right to award costs and expenses (including actual attorneys' fees) to the prevailing party as well as equitable relief. The award of the arbitrator shall be final and binding and shall be enforceable in any court of competent jurisdiction. Nothing in this paragraph shall preclude the parties from seeking an injunction or other equitable relief from a court of competent jurisdiction under appropriate circumstances.


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                  (k) Headings. The headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first above-written.

                           AAMES FINANCIAL CORPORATION



                                          By:  /s/ Cary H. Thompson
                                              --------------------------
                                               Cary H. Thompson
                                               Chief Executive Officer



                                          EXECUTIVE



                                          /s/ Joseph Magnus
                                          --------------------------
                                          Joseph Magnus








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